                                                                                                                                           SECURITIES AND EXCHANGE COMMISSION

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                                                                                                                                                                          FORM S-1/A

                                                                                                                                                                      Amendment № 2

                                                                                                                                                         REGISTRATION STATEMENT

                                                                                                                                                                             UNDER

                                                                                                                                                        THE SECURITIES ACT OF 1933

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VitaCig, Inc. (Name of Small Business Issuer in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	2111 (Primary Standard Industrial Classification Code Number)	46-4597341 (IRS Employer Identification No.)

Address 800 Bellevue Way NE, Suite 400, Bellevue, WA 98004 425-462-4219 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Address

Mark Linkhorst

Chief Executive Officer

800 Bellevue Way NE,

Suite 400, Bellevue, WA 98004

425-462-4219

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: William Robinson Eilers, Esq. 169 NE 43rd Street Miami, FL 33137 (786) 273-9152

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1) (2)	Proposed maximum aggregate offering price(1) (2)	Amount of registration fee
Common Stock, $.0001 par value	270,135,000	$.01	$2,701,350	$347.93 (3)

1.     Represents 54% of the issued and outstanding shares of the Registrant currently held by mCig, Inc, the largest shareholder, with the re m aining shares to be retained by mCig, Inc, the largest shareholder  .

2.     Estimated solely for the purpose of calculating the amount of the registration fee paid pursuant to Rule 457(a) under the Securities Act.

3.       Previously paid.

NO SHARES OF REGISTRANT’S COMMON STOCK WILL BE ISSUED TO ANY HOLDER OF SHARES OF m C ig , INC., IN ANY JURISDICTION IN WHICH SUCH ISSUANCE WOULD NOT COMPLY WITH THE LAWS OF THAT JURISDICTION.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The recipients of shares of common stock in the spin off may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

VitaCig, Inc.

270,135,000 SHARES OF COMMON STOCK

SUBJECT TO COMPLETION DATED Ju ly 9 , 2014

mCig, Inc., a Nevada corporation  (“mCig”), is distributing to its shareholders 270,135,000 shares of Common Stock of VitaCig, Inc. (the “Company” or “VitaCig”), owned by mCig, a shareholder of VitaCig. The shareholders of mCig will receive one share of VitaCig common stock for every one shares of mCig common stock that they hold as of the record date.  The record date shall be defined as the first business day following an effective statement from the SEC in regards to this Form S-1 filing.

This Prospectus is being furnished in connection with the planned spin-off of VitaCig from m C ig and the issuance of VitaCig common stock in the spin-off, which will issue shortly after the date of this Prospectus (referred to herein as the “spin-off date”). Following the registered spin-off, each of VitaCig and mCig will be independent, publicly-traded companies. Upon effectiveness of the Registration Statement, VitaCig will be a company reporting to the SEC under the Securities Exchange Act of 1934.

mCig is effecting the spin-off pursuant to the terms of the MCIG Board of Directors’ resolution and related organic actions. mCig currently owns all of the Registrant’s 500,135,000 common shares issued and outstanding. mCig will be distributing 270,135,000 shares of VitaCig common stock to mCig shareholders on a one for one pro rata basis with mCig retaining all remaining shares of common stock.

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of mCig who will be issued VitaCig shares in the spin-off. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither VitaCig nor mCig are required to update the information except in the normal course of our public disclosure obligations and practices.

No stockholder approval of the spin-off is required, and none is being sought. Neither mCig nor VitaCig are asking you for a proxy.

mCig is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of VitaCig common shares to its shareholders.

There is currently no public market for VitaCig securities. Our common stock is not publicly traded. Company management anticipates that an application will be filed with FINRA for the public trading of our common stock on the OTC Bulletin Board or the OTC Markets within 90 days of the distribution, but there is no assurance that the VitaCig common stock will be quoted on the OTC Bulletin Board, the OTC Markets, or any Exchang

IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

UNTIL FEBRUARY, 2011 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The date of this prospectus is Ju ly 9 , 2014.

Heatsneverburns

Delivering pure, clean vapor. Since VitaCig is simply Vitamins+Vapor, there is no smoke nor secondhand smoke.

A unique experience that delivers zero tar, smoke, or second-hand smoke. Just vitamins + flavored vapor.

Vitamins+Vapor

Sleekdesign

VitaCig

Every VitaCig is crafted from 100% Metallic Stainless steel coming in three distinct colors: Relax (Purple), Refresh (Green), Energize (Orange).

Relax, Refresh, Energize – each VitaCig category has been carefully mixed by Dr. Khary Bryan PharmD.

Three Flavor Combinations

Disposable

Simply dispose or recycle your VitaCig after 500 Puffs.

Techspecs

Productdetails

The VitaCig looks and feels like a traditional electronic cigarette (eCig). Unlike traditional eCigs, the VitaCig delivers a water-vapor of natural flavors, vitamins, and phytonutrients by harnessing the same vaporization technology found in traditional electronic cigarettes (ecigs). Each VitaCig lasts for 500 puffs and is then disposable or recyclable.

VitaCig

The following table of contents has been designed to help you find information contained in this prospectus.

                                                        We encourage you to read the entire prospectus.

                                                                      TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
RISK FACTORS	9
USE OF PROCEEDS	17
DIVIDEND POLICY	17
DISTRIBUTION SUMMARY	17
BUSINESS	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25
MANAGEMENT	28
EXECUTIVE COMPENSATION	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
DESCRIPTION OF SECURITIES	30
EXPERTS	30
WHERE YOU CAN FIND MORE INFORMATION	30
INDEX OF FINANCIAL STATEMENTS	32

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A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

PART I

PROSPECTUS SUMMARY

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information that is contained in this prospectus. You should not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus does not constitute an offer or solicitation in any jurisdiction in which the offer or solicitation would be unlawful. . The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

Our Business

VitaCig, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on January 22, 2014. VitaCig is a technology company that is engaged in the manufacturing and retailing of nicotine-free Electronic Cigarettes (“eCigs”) that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals. Generic pharmaceuticals include the dietary supplements: Vitamin A1, B1, C, E, and anti-oxidant ubidecarenone (CO-Q10).

Unlike traditional tobacco cigarettes or the majority of electronic cigarettes, the VitaCig does not contain any nicotine. Therefore, it is geared towards non-smokers or existing smokers that are looking for ways to quit. Since the electronic cigarette industry is relatively new, it is not currently possible to gauge or project the extent of demand for nicotine-free devices. Currently, nicotine-free devices represent a small percentage of the electronic-cigarette industry.

VitaCig, Inc. was originally formed as a wholly-owned subsidiary of mCig, Inc. On February 24, 2014 the company entered into a Contribution Agreement with mCig, Inc. In accordance with this agreement VitaCig, Inc. accepted the contribution by mCig, Inc. of specific assets consisting solely of pending trademarks for the term “VitaCig” filed with the USPTO and $500 in cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of VitaCig, Inc.

As of the date of this prospectus, the company’s cash balance is $13,030 and our inventory stands at 28,300 units valued at $84,000. Our current monthly cash burn is roughly $7,500. Based on our current monthly cash burn, we anticipate that our present capital will sustain us until December 31 2014 before additional capital will be required. As w e were incorporated on January 22, 2014, we have very limited operations and are a development stage company . We have started selling our products from April 1, 2014 and have generated nominal revenues Our net loss from inception to February 28, 2014 is $1,040. Our independent registered public accounting firm issued its report connection with the audit of our financial statements which included an explanatory paragraph in Note 3 describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.  Thus far, VitaCig, Inc. management has relied on mCig, Inc. for capital loans and equity investments for the purpose of maintaining ongoing operations. Without continued loans from our largest shareholder, mCig, Inc. we will not have the necessary capital required to execute our business plan and grow our business. We anticipate our required financing needs to be in excess of $350,000 in capital over the next twelve months. There are no written agreements which obligate our largest shareholder, mCig, Inc to continue funding us nor do we have any agreements with prospective investors. If we are unable to develop sufficient revenues to sustain our operations or receive funding, we may need to curtail or abandon our operations.

Electronic Cigarettes

VitaCig is engaged in the business of marketing and distributing an electronic cigarette (eCig) that provides vapor and vitamins for inhalation while avoiding: smoke, flame, tobacco, tar, carbon monoxide, ash, stub, associated smells and all the other chemicals found in traditional cigarettes. We believe that our products provide our consumers with a smoking experience without the social stigmas increasingly associated with cigarettes.

We compete in a highly competitive market that includes other e-cigarette marketing companies, as well as traditional tobacco companies. In this highly fragmented market, we have focused on building brand awareness early through viral adoption and word of mouth. In the future, we expect to employ additional marketing strategies while continuing to develop our supply chain and fulfillment capabilities.

Viral Marketing is a technique that uses pre-existing social networking services and other technologies to try to produce increases in brand awareness or to achieve other marketing objectives (such as product sales) through self-replicating viral processes.

Thus far, we have been successful in driving traffic to our website: www.VitaCig.org and building a client base by utilizing viral marketing strategies. Specifically, we have built a presence on leading social-media sites such as Facebook and Twitter. Through these sites, we post information about our products and make daily attempts to engage our target audience. This process drives traffic to our websites and eventually leads to sales. The viral marketing strategy is cost-effective and we do not anticipate any significant costs arising from this strategy.

In addition our largest shareholder, mCig, Inc. has launched a national media campaign which included the deployment of over 40 billboards in Manhattan, Brooklyn, and San Francisco. As part of this campaign several VitaCig billboards have been deployed driving additional traffic and sales. The costs of this campaign have been assumed by our largest shareholder, mCig, Inc. We cannot currently anticipate any future expenditure for billboard marketing due to our financial position unless such expenditures will be underwritten by our largest shareholder, mCig, Inc.

Our Electronic Cigarettes

We currently offer disposable electronic cigarettes named "VitaCigs" that retail for $2.00 each. We currently offer three flavor combinations:

•      VitaCig “Relax” - Blueberry and Black Currant flavor with B-Myrcene.

•      VitaCig “Refresh” – Mint and Peppermint flavor with Eucalyptol.

•      VitaCig “Energize” – Orange and Grapefruit flavor with Limonene.

In addition to the flavor combinations every VitaCig includes the following base Vitamins: A, B, C, E, and CoQ10 (Ubidecarenone).

Our in-house engineering, graphic design, and flavor mixing teams work to provide improvements and research or develop new product categories.  Any R&D expenses were incurred after March 1, 2014.

The Market for Electronic Cigarettes

We market our electronic cigarettes as an alternative to traditional tobacco cigarettes. We offer our products in three flavor combinations. Because electronic cigarettes offer a “smoking” experience without the burning of tobacco leaf, electronic cigarettes offer users the ability to satisfy their traditional cigarette cravings without smoke, tar, ash or carbon monoxide. In many cases electronic cigarettes may be used where tobacco-burning cigarettes may not. Electronic cigarettes may be used in some instances where for regulatory or safety reasons tobacco burning cigarettes may not be used. However, we cannot provide any assurances that future regulations may not affect where electronic cigarettes may be used.

According to the U.S. Centers for Disease Control and Prevention, in 2010, an estimated 45.3 million people, or 19.3% of adults, in the United States smoke cigarettes. According to the Tobacco Vapor Electronic Cigarette Association, an industry trade group, more than 3.5 million people currently use electronic cigarettes in the United States. In 2011, about 21% of adults who smoke traditional tobacco cigarettes had used electronic cigarettes, up from about 10% in 2010, according to the U.S. Centers for Disease Control and Prevention. Annual sales of electronic cigarettes in the United States are estimated to increase to $1 billion in 2013 from $500 million in 2012. Annual sales of traditional tobacco cigarettes, according to industry estimates, were $80 billion in 2012.

Private businesses, such as coffee houses, cafes, restaurants, clubs, may impose restrictions on the use of electronic cigarettes even absent regulations. If e-cigarettes are subject to restrictions on smoking in public places, our business, operating results and financial condition could be materially and adversely affected.

Restrictions on the public use of e-cigarettes may reduce the attractiveness and demand for our e-cigarettes. Certain states, cities, businesses, providers of transportation and public venues in the U.S. have already banned the use of e-cigarettes, while others are considering banning the use of e-cigarettes. If the use of e-cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, e-cigarettes may lose their appeal as an alternative to traditional tobacco burning cigarettes, which may reduce the demand for our products and, thus, have a material adverse effect on our business, results of operations and financial condition.

Advertising

Currently, we advertise our products primarily through our direct marketing campaign, on the Internet. We also attempt to build brand awareness through social media marketing activities, web-site promotions, and pay-per-click advertising campaigns.

We intend to strategically expand our advertising activities in 2014 and also increase our public relations campaigns to gain editorial coverage for our brands. Some of our competitors promote their brands through print media and through celebrity endorsements, and have substantial resources to devote to such efforts. We believe that our and our competitors’ efforts have helped increase our sales, our product acceptance and general industry awareness.

Distribution and Sales

We offer our electronic cigarettes and related products through our online store at www.VitaCig.Org and through a Wholesale Distributor Reseller (WDR) program for large bulk orders. Since their introduction to the U.S. market, electronic cigarettes have predominantly been sold online, while tobacco products, most notably cigarettes are currently sold in approximately 400,000 retail locations. Our online store was beta-launched on April 1, 2014, and officially launched on April 15, 2014. We believe that future growth of electronic cigarettes is dependent on higher volume, lower margin sales channels, such as the broad based distribution network through which traditional cigarettes are sold.

The Offering

Securities Being Distributed:	270,135,000 shares of common stock, par value $0.0001 per share.
Spin Off Date

The spin-off date is expected to occur on or about the date of the effectiveness of this registration statement.  Holders of record of mCig, Inc. on the record date to be selected will become entitled to receive the Company common shares as outlined above.  In addition, their rights as holders of common shares of mCig will continue

Spin Off Ratio

Pursuant to the mCig, Inc. common stock spin-off and associated distributions outlined above, there will be a dividend to mCig shareholders of VitaCig capital stock based on 1 for 1 basis of the 270,135,000 shares of the outstanding common and preferred shares in VitaCig.

Securities Issued and Outstanding:	There are 500,135,000 shares of common stock issued and outstanding as of the date of this prospectus
Registration Costs	We estimate our total offering registration costs to be approximately $15,000.
Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

SUMMARY FINANCIAL INFORMATION

The following tables summarize the relevant financial information for VitaCig, Inc. Because this is only a financial summary, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and the explanatory notes, before making an investment decision.

The tables and information below are derived from our audited financial statements for the period from Inception (January 22, 2014) to February 28, 2014. Such information should be read in conjunction with such financial statements, including the notes thereto.

Financial summary	February 28, 2014 ($)
Cash	477
Total Assets	477
Total Liabilities	1,017
Total Stockholder’s deficit	(540)

Statement of Operations	From Inception to February 28, 2014
Total Expenses	1,040
Net Loss for the period	(1,040)
Net Loss per share	(0.00)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have no operating history and have maintained losses since inception, which we expect to continue into the future.

We were incorporated on January 22, 2014, and have very limited operations. We have started selling our products from April 1, 2014 and have generated nominal revenues. Our proposed business is to manufacture and retail the tobacco-free cigarettes that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals.

We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to February 28, 2014 is $1,040. Based upon our proposed plans, we expect to incur significant operating losses in future periods, because there are substantial costs and expenses associated with the development and marketing of our business plan. We may fail to generate significant revenues in the future. If we cannot attract a substantial number of customers, we will not be able to generate any significant revenues or income. Failure to generate significant revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

If we do not obtain additional financing or develop significant income, our business plan will fail.

We have started selling our products from April 1, 2014 and have generated nominal revenues   but will require additional financing or income recenue to sustain operations. Presently, we rely upon our large s t shareholder, mCig, to finance our operations.  However there are no written agreements obligating mCig to continue funding or are there any agreements with prospective investor for future funding.   We may rais e additional funds through public or private financing, strategic relationships or other arrangements in the near future to support our business operations; however we currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue our operations. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require us to curtail or cease operations, sell off our assets, seek protection from our creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm issued its report connection with the audit of our financial statements which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The market for electronic cigarettes is a niche market, subject to a great deal of uncertainty and is still evolving.

Electronic cigarettes, having recently been introduced to market, are at an early stage of development, represent a niche market and are evolving rapidly and are characterized by an increasing number of market entrants. Our future sales and any future profits are substantially dependent upon the widespread acceptance and use of electronic cigarettes. Rapid growth in the use of, and interest in, electronic cigarettes is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty.

Therefore, we are subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of electronic cigarettes, in general or, specifically our products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.

Electronic cigarettes may become subject to regulation by the FDA.

The FDA did not appeal the decision of the U.S. Court of Appeals for the D.C. Circuit in Sottera, Inc. v. Food & Drug Administration (2010) which held that e-cigarettes and other nicotine-containing products are not drugs or devices unless they are marketed for therapeutic purposes. The Court held further that electronic cigarettes and other nicotine-containing products can be regulated as “tobacco products” under the Food, Drug and Cosmetic Act. Consequently, the FDA may choose to develop regulations governing the manufacture, marketing and sale of e-cigarettes. Potential FDA regulations, or significant costs to comply with potential FDA regulations could have a materially adverse effect on our company’s operations and profitability. Failure to comply with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products.

New product faces intense media attention and public pressure.

Our product is new to the marketplace and since its introduction certain members of the media, politicians, government regulators and advocate groups, including independent doctors have called for an outright ban of all electronic cigarettes, pending regulatory review and a demonstration of safety. A ban of this type would likely have the effect of terminating our United States’ sales and marketing efforts of certain products which we may currently market or have plans to market in the future. Such a ban would also likely cause public confusion as to which products are the subject of the ban and which are not and would have a material adverse effect on our business, financial condition and performance.

The recent development of electronic cigarettes has not allowed the medical profession to study the long-term health effects of electronic cigarette use.

Because electronic cigarettes were recently developed, the medical profession has not had a sufficient period of time to study the long-term health effects of electronic cigarette use. Currently, therefore, there is no way of knowing whether or not electronic cigarettes are safe for their intended use. If the medical profession were to determine conclusively that electronic cigarette usage poses long-term health risks, electronic cigarette usage could decline, which could have a material adverse effect on our business, results of operations and financial condition.

If we experience product recalls, particularly since we currently do not have product recall insurance, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause illness or injury, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures and harm to our reputation, which could have a material adverse effect on our business, results of operations and financial condition. In addition, a product recall may require significant management time and attention and may adversely impact on the value of our brands. Product recalls may lead to greater scrutiny by federal or state regulatory agencies and increased litigation, which could have a material adverse effect on our business, results of operations and financial condition.

A t present, do not have product recall insurance to mitigate for such a contingency. Accordingly, we cannot assure that the risks inherent to any potential product recall will be mitigated in all circumstances nor can we assure the continuing viability of our company in the event of any product recall.   Even in the event we procure product recall insurance, unexpected expenditures that could exceed our product recall insurance coverage limits which could have a material adverse effect on our business, results of operations and financial condition .

We face intense competition and our failure to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

Competition in the electronic cigarette industry is intense. We compete with other sellers of electronic cigarettes, most notably Lorillard, Inc., Altria Group, Inc. and Reynolds American Inc., through their electronic cigarettes business segments; the nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low.

We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. We are subject to highly competitive conditions in all aspects of our business. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Our principal competitors are “big tobacco”, U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American Inc. We compete against “big tobacco” who offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff.

Furthermore, we believe that “big tobacco” will devote more attention and resources to developing and offering electronic cigarettes as the market for electronic cigarettes grows. Because of their well-established sales and distribution channels, marketing expertise and significant resources, “big tobacco” is better positioned than small competitors like us to capture a larger share of the electronic cigarette market. We also compete against numerous other smaller manufacturers or importers of cigarettes. There can be no assurance that we will be able to compete successfully against any of our competitors, some of whom have far greater resources, capital, experience, market penetration, sales and distribution channels than us. If our major competitors were, for example, to significantly increase the level of price discounts offered to consumers, we could respond by offering price discounts, which could have a materially adverse effect on our business, results of operations and financial condition.

There are current and potential future competitors that offer electronic cigarettes with vitamins that will compete for our market.

We intend to serve as a technology company which manufactures and retail the tobacco-free cigarettes that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals.  Other companies, such as Novo Cig, which offers electronic cigarettes with Vitamin C, will compete for our market.   We face, and will continue to face, intense competition from entities that can offer a product similar to our s but at a reduced price. Since our product is not patented, competing entities can duplicate our product and adversely affect our income .   We also recognize that there may be competitors that we are not aware of or may enter the market .  These companies that directly compete with us in the market for tobacco-free cigarettes that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals may adversely affect our ability to generate or sustain profitable operations

Many competitors have more experience than we do in research and development, marketing and marketing approved products. The competitors, some of which have their own sales and marketing organizations, have greater financial and technical resources than we do and may be better equipped than we are to sell competing products.

We may not be unable to promote and maintain our brands.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality products. If our customers and end users do not perceive our products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to promote and maintain our brands, our business, results of operations and financial condition could be adversely affected.

We rely on Chinese factories for the production of our products.

We rely exclusively on Chinese factories for the production of our products. Therefore, our ability to maintain operations is dependent on a third-party manufacturer .   Further, do not currently have any exclusive product or distribution arrangements with our manufacturer and the loss o r disruption of the production of our products  could have a material adverse effect on our business, financial condition and results of operations .

Potential Risks in Public Perception Associated with Chinese Factories.

Should Chinese factories continue to draw public criticism for exporting unsafe products, we may be adversely and materially affected by the stigma associated with Chinese production. This in turn would negatively affect our business operations, our revenues, and our financial projections and prospects.

We expect that new products and/or brands we develop will expose us to risks that may be difficult to identify until such products and/or brands are commercially available.

We are currently developing, and in the future will continue to develop, new products and brands, the risks of which will be difficult to ascertain until these products and/or brands are commercially available. For example, we are developing new formulations, packaging and distribution channels. Any negative events or results that may arise as we develop new products or brands may adversely affect our business, financial condition and results of operations.

Internet security poses a risk to our e-commerce sales.

At present we generate a portion of our sales through e-commerce sales on our websites. We have started selling our products from April 1, 2014 and have generated nominal revenues. We manage our websites and e-commerce platform internally and as a result any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, financial condition and results of operations. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Credit card payment processors and merchant account pose a risk.

We accept credit cards as a means of payment for the sale of our products. If we are unable to find suitable providers or an alternative method of payment for our customers, our cash-flow will be constrained and our sales may be effected which may have a material adverse effect on our performance, financial condition and results of operations.

Product exchanges, returns, warranty claims, defect and recalls may adversely affect our business.

Any and all products are subject to customer service claims, malfunctions and defects, which may subject us to requests for product exchanges, returns, warranty claims and recalls. If we are unable to maintain a certain degree of quality control of our products we will incur costs of replacing and or recalling our products and servicing our customers. Any product returns, exchanges, and or recalls we may make will have a material adverse effect on our business, our operations and our profitability and will likely result in the loss of customers and goodwill.

Moreover products that do not meet our quality control standards and or those products that do not comply with U.S. safety and health standards or that may be defective may reduce the effectiveness, enjoyment and or cause harm to property, person and or death to persons who use the product. Any such instance will likely result in claims against us and potentially subject us to liability and legal claims which may cause injury to our reputation, goodwill and operating results.

Because our current President and officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mark Linkhorst, our president and director, as well as other officers, currently devote approximately thirty hours per week providing their services to us. While they presently possesses adequate time to attend to our interest, it is possible that the demands on our President and officers from other obligations could increase, with the result that they would no longer be able to devote sufficient time to the management of our business and provide their services to our company. The loss of Mark Linkhorst and other officers to our company could negatively impact our business development.

Our current President, officer and directors have a substantial control over their remuneration and any compensation provided to them may limit the amount of available funds from any income revenues or financing , which could adversely affect our ability to pursue certain business objectives, obtain financing in the future and/or react to changes in our business.

No officer or director has received any compensation from our company since the inception of our company. Until we acquire additional capital, it is not anticipated that any officer or director will receive compensation other than reimbursement for out-of-pocket expenses incurred on behalf of our company. However, upon receipt of significant income revenues or financing, our directors have no restraints when determining the amount of their salary or perquisites. While it is anticipated that our officers and directors will limit their compensation to reasonable sums, they have no current contractual arrangements or  any other restraints in determining their respective salaries or perquisites. The amount of their salary or perquisites received may limit the amount of available funds for the use of the business and can adversely affect our ability to pursue certain business objectives, obtain financing in the future and/or react to changes in our business

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK AND THIS DISTRIBUTION

The distribution is a taxable transaction, and therefore you could be subject to material amounts of taxes.

The distribution of our shares by mCig pursuant to this prospectus does not qualify as a tax-free spin-off to mCig shareholders under Section 355 of the Internal Revenue Code of 1986. As a consequence, you could be subject to material amounts of taxes. In addition, mCig may have to recognize a taxable capital gain on the difference between the fair market value of the interest in the Company it is distributing to its shareholders and its tax basis in the distributed stock. Furthermore, those mCig shareholders who receive our common stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such shareholders, even though we believe the shares to be distributed in the distribution to have only nominal value. Neither this prospectus nor the registration statement of which it is a part should be read to constitute tax or legal advice with respect to the distribution of our shares.

.

There is no public market for our securities and an active trading market may not develop.

We cannot predict the extent to which investor interest will lead to the development of an active trading market on the OTC Bulletin Board or otherwise or how liquid that market might become. An active public market for our Common Stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for our current shareholders to sell their shares of Common Stock at a price that is attractive to them, or at all.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price and the price of our common stock may fluctuate significantly.

Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•      changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the nutraceutical industry;

•      changes in key personnel;

•      entry into new geographic markets;

•      actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•      investors’ perceptions of our prospects and the prospects of the nutraceutical industry;

•      fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•      the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•      announcements relating to litigation;

•      financial guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•      changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•      the development and sustainability of an active trading market for our common stock;

•      future sales of our common stock by our officers, directors and significant stockholders; and

•      changes in accounting principles affecting our financial reporting.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

The stock markets and trading facilities, including the OTC Bulletin Board, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many e-cigarette companies. In the past, stockholders of some companies have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

The Company may issue more shares in connection with future mergers or acquisitions, which could result in substantial dilution to existing shareholders.

Our Certificate of Incorporation authorizes the issuance of 560,000,000 shares of common stock. Any future merger or acquisition effected by us may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then-current stockholders. Moreover, the common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a future business combination or otherwise, dilution to the interests of our stockholders will occur, and the rights of the holders of common stock could be materially and adversely affected.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, the OTC Markets (including OTCQB and OTCQX), another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Even if publicly-traded in the future, our common stock may be subject to “Penny Stock” restrictions.

If our common stock becomes publicly-traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock's market liquidity. The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

mCig shareholders may want to sell their VitaCig shares after they are received in the distribution and this could adversely affect the market for our securities.

mCig, Inc. will distribute 270,135,000 shares of our common stock to its shareholders in the distribution. Management of mCig made the decision to invest in us without shareholder approval and the shareholders of mCig that will now be our shareholders may not be interested in retaining their investment in us. Because mCig shareholders will receive registered shares in the distribution, they will be free to resell their shares immediately upon receipt. If any numbers of mCig shareholder offer their shares for sale, the market for our securities could be adversely affected.

There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Currently, as a small development stage company, we maintain our internal controls through a segregation of duties between our executive officer s.   Although one member of our Board of Directors has limited experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002.   Additionally, the Company’s  officers and directors do not have experience in management of a publicly reporting company. This may be inadequate to have internal controls as we will rely heavily on direct management oversight of transactions, along with the use of external legal and accounting professionals .    We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

R eporting requirements may utilize a substantial portion of our cash and reduce the period of time we can survive on our available cash reserves prior to generating significant revenue.

We will incur ongoing costs and expenses for SEC reporting and compliance. Management anticipates that within 3 months of the date of the distribution, an application will be filed with FINRA for the public trading of our common stock on the OTC Bulletin Board or the OTC Markets, but there is no assurance that the Company's common stock will be quoted on the OTC Bulletin Board or the OTC Markets or any other exchange or trading facility To be eligible for quotation on the OTC QB or OTCBB , issuers must remain current in their filings with the SEC.  Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.  Securities already quoted on the OTC Q B that become delinquent in their required filings will be removed following a 30 day grace period if they do not make their required filing during that time. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. We estimate that our costs we expect to incur as a public company will be $ 40,000  for the twelve months following the effective date of this registration statement. Without increased revenues or financing, we may be unable to absorb such costs, resulting in inability to timely file reports and consequently result in our stock being traded on the “pink sheets,” which , in turn, will adversely any active trading market for our common stock and limit how liquid that market may be

THE DISTRIBUTION

Common Stock to be resold by VitaCig, Inc. Shareholders	270,135,000
Common Stock outstanding before the distribution	500,135,000
Common Stock outstanding after the distribution (maximum)	500,135,000

USE OF PROCEEDS

Neither we nor mCig will receive any proceeds resulting from the distribution of the shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

DISTRIBUTION SUMMARY

Record Date

For purposes of determining a record date for distribution to current mCig, Inc. common shareholders, we have determined that the business day following the date that the Securities and Exchange Commission deems this prospectus effective shall be the record date.

Prospectus

A copy of this prospectus will accompany each certificate being distributed to the mCig shareholders on the distribution date.

Distribution Date

The Distribution Date shall be defined as the first business calendar day following an effective statement from the SEC.  This shall be deemed the record date and only shareholders beneficially holding shares of mCig, Inc. on the record date shall receive shares of VitaCig, Inc. per this distribution.  Following the spin-off, these shares are held by a total of 68 shareholders of record.

Listing and Trading

There is currently no public market for our shares. Upon completion of this distribution, our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. Management anticipates that within 3 months of the date of the distribution, an application will be filed with FINRA for the public trading of our common stock on the OTC Bulletin Board or the OTC Markets, but there is no assurance that the Company's common stock will be quoted on the OTC Bulletin Board or the OTC Markets or any other exchange or trading facility. Even if a market develops for our common shares, we can offer no assurances that the market will be active, or that it will afford our common shareholders an avenue for selling their securities. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops investor perception of our business, general market conditions, and our growth prospects.

SHARES ELIGIBLE FOR FUTURE SALES

After completion of the spin-off, there will be approximately 500,135,000 VitaCig shares of common stock outstanding, based upon the number of shares of common shares outstanding as of the date of this prospectus. All of these shares will be freely transferable without restriction under the Securities Act except for shares that are owned by our “affiliates,” as that term is defined in Rule144 under the Securities Act, which includes our directors, our significant stockholders, including mCig, Inc. and those that received shares prior to the applicable holding period pursuant to Rule 144.  Shares of our common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: 1% of the then outstanding shares of common stock

Sales under Rule 144 by our affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers’ transactions.

Persons not deemed to be our affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about us is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least ninety days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited resales of such securities.

Shares received by our affiliates in the spin-off or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Dilution

As there is only 1 current shareholder and the shares will be issued per dividend from the holdings of that 1 shareholder, the only dilutive effect of this registration statement will be to mCig, Inc., the sole shareholder at its own knowledge.  No other shareholder shall be diluted as a result of this offering.

Background and Reasons for the Distribution

Company Information; Organization

VitaCig, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on January 22, 2014. The Company intends to serve as a technology company which manufactures and retail the tobacco-free cigarettes that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals.

VitaCig, Inc. is a wholly-owned subsidiary of mCig, Inc. On February 24, 2014 the company entered into a Contribution Agreement with mCig, Inc. In accordance with this agreement VitaCig, Inc. accepted the contribution by mCig, Inc. of specific assets consisting solely of pending trademarks for the term “VitaCig” filed with the USPTO and $500 in cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of VitaCig, Inc.

Mechanics of Completing the Distribution

mCig management anticipates that within thirty days of the date of the effective date this prospectus, mCig will deliver 270,135,000 shares of our common stock to the distribution agent, Clear Trust LLC, to be distributed to the shareholders of mCig.  We have defined the record date as the first business day following the effective statement from the SEC.  Only holder of mCig, Inc. on the record date shall receive shares of VitaCig, Inc. Only those shares deemed "free trading" by our transfer agent shall be registered under this prospectus. These shares are held by a total of 68 shareholders.

If you hold your mCig shares in a brokerage account, your VitaCig shares of common stock will be credited to that account. If you hold your mCig shares in certificated form, a certificate representing shares of your VitaCig common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty days.

No cash distributions will be paid. No shareholder of mCig will be required to make any payment or exchange any shares in order to receive our common shares in the distribution. mCig will bear all of the costs of the distribution, and VitaCig is bearing the costs of this Registration Statement.

Tax Consequences of the Distribution

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off under United States tax laws. Under the U.S. Tax Code, mCig would need to control at least 80% of our outstanding capital stock to qualify the distribution of our shares by mCig as a tax free spin-off. mCig does not meet this requirement and consequently, we do not believe that the distribution by mCig of our stock to its shareholders will qualify for tax free spin-off status.

This prospectus should not be read as providing legal or tax advice with respect to the distribution to our shareholders. The distribution of the VitaCig stock to mCig shareholders will constitute a dividend, taxable as ordinary income, in an amount equal to the fair market value of the VitaCig stock on the date of the distribution, as determined in good faith by mCig. In determining the fair market value of the shares distributed hereunder, mCig may reference the price of our shares in recent sales of our common stock, our book value, our discounted cash flows, similar sized entities in similar industries as those in which we operate, as well as recent economic conditions. If required by the tax laws, the distribution will be reported to the Internal Revenue Service on Form 1099 - DIV. The tax impact of the distribution on mCig is not anticipated to be significant, given the large number of shareholders receiving shares in the distribution.

CAPITALIZATION

The table below describes our cash, cash equivalents and investments and capitalization as of February 28, 2014. You should read this table in conjunction with the information under the captions "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

As of February 28, 2014
Cash and cash equivalents	$477
Common stock, $0.0001 par value per share; 560,000,000 shares authorized; 500,135,000 shares issued and outstanding as of February 28, 2014	50,014
Additional paid in capital	(-)
Accumulated deficit	(50,554)
Shares issued at spin off, Discount from Par Value	(49,514)
Total stockholder’s deficit	(540)
Total liabilities and stockholder’s deficit	$ 477

As of July 9,  2014, there were 500,135,000 shares of our common stock outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently any market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Although the Company anticipates that a public market for over-the-counter trading of the Company's securities may develop after the distribution is completed, there can be no assurance that such a market will develop or that it will be sustained. After the effective date of this registration statement and the distribution, the shares of the Company's common stock distributed by mCig in the distribution will be unrestricted and freely salable. We expect to apply for listing of our common stock on the OTC Bulletin Board or the OTC Markets (including the OTCQB or OTCQX), but there can be no assurance that such application, if filed, will be accepted, or that if accepted, any market for our shares will ever develop. For information on shareholders who will own 5% or more of our common stock following the distribution, as well as the ownership of our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management” on page 29.

Holders

Immediately following the distribution, the Company anticipates that there will be approximately 68 shareholders of the Company.

Dividends

Since its incorporation, the Company has not declared any dividend on its common stock. The Company does not anticipate declaring or paying a dividend on its common stock for the foreseeable future. We plan to retain any future earnings for use in our business activities.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock will be ClearTrust LLC, 16540 Pointe Village Dr, Ste 206, Lutz, FL 33558. We have appointed the transfer agent on April 14, 2014.

Equity Compensation Plans

The Company currently does not have any equity compensation plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. We may, in some cases, use words such as "project," “forecast,” "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "potentially," "will" or "may," or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:

•      expectations of future operating results or financial performance;

•      introduction of new products;

•      plans for growth, future operations and potential acquisitions;

•      our plans to develop and commercialize our products;

•      the size and growth potential of possible markets for our product candidates and our ability to serve those markets;

•      the rate and degree of market acceptance of any future products;

•      the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing and our ability to obtain additional financing;

•      our ability to attract strategic partners with development, regulatory and commercialization expertise; and

•      the development of our marketing capabilities.

There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption "Risk Factors." Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BUSINESS

VitaCig, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on January 22, 2014. VitaCig is a technology company that is engaged in the manufacturing and retailing of nicotine-free Electronic Cigarettes (“eCigs”) that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals.

VitaCig, Inc. was originally formed as a wholly-owned subsidiary of mCig, Inc. On February 24, 2014 the company entered into a Contribution Agreement with mCig, Inc. In accordance with this agreement VitaCig, Inc. accepted the contribution by mCig, Inc. of specific assets consisting solely of pending trademarks for the term “VitaCig” filed with the USPTO and $500 in cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of VitaCig, Inc.

At the moment we are still a 100% owned subsidiary of mCig, Inc. However, the purpose of this registration statement is to finalize the spin-off whereby mCig, Inc. will be reduced to a 49% ownership position and mCig, Inc. public shareholders and management will retain the remaining 51%.

mCig, Inc. (mCig) was incorporated in the State of Nevada on December 30, 2010 originally under the name Lifetech Industries, Inc. Effective August 2, 2013, their name was changed from "Lifetech Industries, Inc." to "mCig, Inc." reflecting their new business model. Since October 2013, mCig, Inc. has positioned itself as a technology company focused on two long-term secular trends : (1) The decriminalization and legalization of marijuana for medicinal or recreational purposes (2) The adoption of electronic vaporizing cigarettes (commonly known as “eCigs”) by the smokers.   mCig manufacture s and retail the mCig , a loose-leaf eCig which incorporates  heating plant material, waxes, and oils . The company also owns Vapolution, Inc. which manufactures and retails home-use vaporizers such as the Vapolution 2.0.

Electronic Cigarettes

VitaCig is engaged in the business of marketing and distributing an electronic cigarette (eCig) that provides vapor and vitamins for inhalation while avoiding: smoke, flame, tobacco, tar, carbon monoxide, ash, stub, associated smells and all the other chemicals found in traditional cigarettes.

We compete in a highly competitive market that includes other e-cigarette marketing companies, as well as traditional tobacco companies. In this highly fragmented market, we have focused on building brand awareness early through viral adoption and word of mouth. In the future, we expect to employ additional marketing strategies while continuing to develop our supply chain and fulfillment capabilities.

Our Electronic Cigarettes

We currently offer disposable electronic cigarettes named "VitaCigs" . We currently offer three flavor combinations:

•      VitaCig “Relax” - Blueberry and Black Currant flavor with B-Myrcene.

•      VitaCig “Refresh” – Mint and Peppermint flavor with Eucalyptol.

•      VitaCig “Energize” – Orange and Grapefruit flavor with Limonene.

In addition to the flavor combinations every VitaCig includes the following base Vitamins: A, B, C, E, and CoQ10 (Ubidecarenone).

Our in-house engineering, graphic design, and flavor mixing teams work to provide improvements and research or develop new product categories. Any R&D expenses were incurred after March 1, 2014.

The Market for Electronic Cigarettes

We market our electronic cigarettes as an alternative to traditional tobacco cigarettes. We offer our products in three flavor combinations. Because electronic cigarettes offer a “smoking” experience without the burning of tobacco leaf, electronic cigarettes offer users the ability to satisfy their traditional cigarette cravings without smoke, tar, ash or carbon monoxide. In many cases electronic cigarettes may be used where tobacco-burning cigarettes may not. Electronic cigarettes may be used in some instances where for regulatory or safety reasons tobacco burning cigarettes may not be used. However, we cannot provide any assurances that future regulations may not affect where electronic cigarettes may be used.

According to the U.S. Centers for Disease Control and Prevention, in 2010, an estimated 45.3 million people, or 19.3% of adults, in the United States smoke cigarettes. According to the Tobacco Vapor Electronic Cigarette Association, an industry trade group, more than 3.5 million people currently use electronic cigarettes in the United States. In 2011, about 21% of adults who smoke traditional tobacco cigarettes had used electronic cigarettes, up from about 10% in 2010, according to the U.S. Centers for Disease Control and Prevention. Annual sales of electronic cigarettes in the United States are estimated to increase to $1 billion in 2013 from $500 million in 2012. Annual sales of traditional tobacco cigarettes, according to industry estimates, were $80 billion in 2012.

Competition

We compete with other sellers of electronic cigarettes, most notably Lorillard, Inc., Altria Group, Inc. and Reynolds American Inc., through their electronic cigarettes business segments; the nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low. We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. We are subject to highly competitive conditions in all aspects of our business. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Our principal competitors are “big tobacco”, U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American Inc. We compete against “big tobacco” who offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff.

Advertising

Currently, we advertise our products primarily through our direct marketing campaign, on the Internet. We also attempt to build brand awareness through social media marketing activities, web-site promotions, and pay-per-click advertising campaigns.

We intend to strategically expand our advertising activities in 2014 and also increase our public relations campaigns to gain editorial coverage for our brands. Some of our competitors promote their brands through print media and through celebrity endorsements, and have substantial resources to devote to such efforts. We believe that our and our competitors’ efforts have helped increase our sales, our product acceptance and general industry awareness.

Distribution and Sales

We offer our electronic cigarettes and related products through our online store at www.VitaCig.Org and through a Wholesale Distributor Reseller (WDR) program for large bulk orders. Since their introduction to the U.S. market, electronic cigarettes have predominantly been sold online, while tobacco products, most notably cigarettes are currently sold in approximately 400,000 retail locations. Our online store is open from April 1, 2014, but officially the store will be launched from April 14, 2014. We believe that future growth of electronic cigarettes is dependent on higher volume, lower margin sales channels, like the broad based distribution network through which cigarettes are sold.

BUSINESS STRATEGY

 On April 15, 2014 we launched our first consumer product:

The VitaCig, a nicotine-free device that looks and feels like an electronic cigarette (eCig). Unlike a traditional eCig, the VitaCig delivers a water-vapor of natural flavors, vitamins, and phytonutrients. The VitaCig is currently sold in three flavor combinations:

        •      VitaCig "Relax" - Blueberry and Black Currant flavor with B-Myrcene.

        •      VitaCig "Refresh" - Mint and Peppermint flavor with Eucalyptol.

        •      VitaCig "Energize" - Orange and Grapefruit flavor with Limonene.

In addition to these flavor combinations every VitaCig includes the following base Vitamins: A, B, C, E, and CoQ10 (Ubidecarenone).

The VitaCig will be produced in three flavor categories: Relax, Refresh, Energize with plans for additional flavor categories and targeted medical applications in the future.

Our goal is to achieve a position of sustainable leadership in the industry. Our strategy consists of the following key elements:

•	develop new brands and engineer product offerings;
•	invest in and leverage our new and existing brands through marketing and advertising;
•	expand our brand awareness through our web presence;
•	introduce our products to the consumer through increased infomercial broadcasts;
•	develop continuity programs for our end user customers;
•	scale our distribution through strategic resale partnerships; and
•	align our product offerings and cost with market demand.

Manufacturing

We have no manufacturing capabilities and do not intend to develop any manufacturing capabilities. We currently depend on a third party manufacturer for our electronic cigarettes, vaporizers and accessories. . Any interruption in supply and or consistency of our products may harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition.

The company currently relies on a third party manufacturer in China for the production of our products.  Our products are manufactured on a purchase-order basis with production being initiated following receipt of an initial payment from us. We do not currently have any exclusive production or distribution arrangements.

 We do not have any output or requirements contracts with our manufacturer. Our manufacturer provides us with finished products, which we hold in inventory for distribution, sale and use. Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for our products are available, any failure to obtain the components, chemical constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business, results of operations and financial condition.

Government Regulation

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the United States Food and Drug Administration (the "FDA") is permitted to regulate electronic cigarettes as "tobacco products" under the Family Smoking Prevention and Tobacco Control Act of 2009 (the "Tobacco Control Act").

Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as "drugs" or "devices" or a "combination product" under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes.

Because we do not market our electronic cigarettes for therapeutic purposes, and our electronic cigarettes do not contain nicotine, we believe that our products should not fall under the regulatory oversight of the FDA. Nevertheless we believe it is important for any existing or potential investors to understand recent trends in government regulation relating to nicotine-based electronic cigarettes.

The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero.

The Tobacco Control Act also requires establishment, within the FDAs new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products.

The Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA's authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors.

It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our electronic cigarettes.

While the FDA has not yet mandated electronic cigarettes be regulated as tobacco products, during 2012, the FDA indicated that it intends to regulate electronic cigarettes under the Tobacco Control Act through the issuance of deeming regulations that would include electronic cigarettes under the definition of a "tobacco product" under the Tobacco Control Act subject to the FDA's jurisdiction. The FDA initially announced that it would issue proposed deeming regulations by April 2013 and then extended the deadline to October 31, 2013. As of the date of this prospectus, the FDA had not taken such action.

The application of the Tobacco Control Act to electronic cigarettes could impose, among other things, restrictions on the content of nicotine in electronic cigarettes, the advertising, marketing and sale of electronic cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the electronic cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA under the Tobacco Control Act. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products. At present, we are not able to predict whether the Tobacco Control Act will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom and by whom tobacco products can be sold and where tobacco products may or may not be smoked. Certain municipalities have enacted local ordinances which preclude the use of electronic cigarettes where traditional tobacco burning cigarettes cannot be used and certain states have proposed legislation that would categorize electronic cigarettes as tobacco products, equivalent to their tobacco burning counterparts. If these bills become laws, electronic cigarettes may lose their appeal as an alternative to cigarettes; which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

The Tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization's Framework Convention on Tobacco Control ("FCTC"). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;
•	restrictions or bans on advertising, marketing and sponsorship;
•	the display of larger health warnings, graphic health warnings and other labeling requirements;
•	restrictions on packaging design, including the use of colors and generic packaging;
•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;
•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;
•	requirements regarding testing, disclosure and use of tobacco product ingredients;
•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;
•	elimination of duty free allowances for travelers; and
•	encouraging litigation against tobacco companies.

If electronic cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. Our actual results and the timing of selected events discussed below could differ materially from those expressed in, or implied by, these forward-looking statements.

OVERVIEW

VitaCig, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on January 22, 2014. The Company serves as a technology company which manufactures and retails nicotine-free cigarettes that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals.

VitaCig, Inc. is a wholly-owned subsidiary of mCig, Inc. On February 24, 2014 the company entered into a Contribution Agreement with mCig, Inc. In accordance with this agreement VitaCig, Inc. accepted the contribution by mCig, Inc. of specific assets consisting solely of pending trademarks for the term “VitaCig” filed with the USPTO and $500 in cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of VitaCig, Inc.

Plan of Operations

On April 15, 2014, the company official launched its flagship product the “VitaCig”. Over the next twelve months the company has the following plan of operation:

1.      Raise Prices – On June 10th, 2014 the company raised the price of the VitaCig from $2 each to $3 each and saw an increase in demand. The company will consider additional price increases over the course of 2014.

2.      Billboard Marketing – Over the next six months, we will have several billboards advertising our products deployed in Manhattan, Brooklyn, and San Francisco. We believe, but cannot provide assurances,  that t hese billboards will drive traffic to our website and social media increasing brand awareness and contributing to sales growth.

3.      Celebrity Endorsements – The company’s largest shareholder, mCig, Inc. is in active negotiations with several celebrities for the endorsements of our products. . These endorsements are invaluable to the company and w e believe, but cannot provide assurances, that these endorsements will drive traffic and sales growth.

4.      Retail Store Distribution – The company is preparing for the deployment of a retail marketing strategy. To that end, we have designed retail stands and boxes to be distributed to stores that show interests in our products. We have also acquired an exclusive global UPC barcode for our product in anticipation of this foray.

5.      Chain of Custody Standards – We have implemented Chain of Custody standards with our third-party manufacturing facilities. Specifically, each batch of VitaCig ingredients is marked, tested, and disclosed on each individual packaging with an expiration date as well as a batch number.

6.      Independent Lab Testing – In May 2014, we engaged Intertek Group, PLC for the purpose of independently testing our ingredients and products for any potential hazardous compounds.

7.      Supplemental Nutritional Labeling – Based on the independent testing of our products, we have been able to implement supplemental nutritional labeling outlining the ingredients and potency of our vitamins and nutrients as well as their daily values.

8.      New Product Flavors and Categories – We are preparing to launch several new VitaCig flavors and categories targeting additional nutritional applications such as stress-reduction and skin-improvement.

Management has estimated that the costs associated with implementation of its business plan over the next twelve months include, but are not limited to, $100,000 in value for Billboards, $250,000 in value for Endorsements (both of which expenses will be satisfied by means other than cash expenditure), $100,000 for Retail Stock Distribution, and $25,000 for Lab Testing. Management estimates that funding of $400,000 will be needed to implement the business plan. In the event funding is not realized, the business plan may need to be reduced or curtailed. However, in anticipation of implementing our business plan, we are currently implementing small pilot-scale store distribution in Vermont, Virginia, and North Dakota. We are currently development two new flavors with the intent, although we cannot guarantee, to release those flavors in August 2014.

Results of Operations

Substantial positive and negative fluctuations can occur in our business due to a variety of factors, including variations in the economy, and the abilities to raise capital. As a result, net income and revenues in a particular period may not be representative of full year results and may vary significantly in this early stage of our operations. In addition results of operations, which may fluctuate in the future, may be materially affected by many factors of a national and international nature, including economic and market conditions, currency values, inflation, the availability of capital, the level of volatility of interest rates, the valuation of security positions and investments and legislative and regulatory developments. Our results of operations also may be materially affected by competitive factors and our ability to attract and retain highly skilled individuals.

Our audited operating results and cash flows are presented for the period since inception (January 22, 2014) to February 28, 2014.

Our operating results for the period since inception (January 22, 2014) to February 28, 2014 are summarized as follows:

From inception
(January 22, 2014)
to February 28, 2014
Revenue	-
Total revenue	-
Expenses	1,040
Net loss	$(1,040)

Revenue

Revenue for the period from inception to February 28, 2014 was $0. We are in a development stage. We were organized in January 22, 2014 . We have started selling our products from April 1, 2014 and have generated nominal revenues.

Operating Expenses

For the period from inception (January 22, 2014) to February 28, 2014, the Company has recorded a net loss of $1,040. We incurred operating expense of $1,040 and these expenses consisted of General and Administrative expenses $23 and Professional expenses $1,017.

Liquidity and Financial Condition

Working Capital
As at February 28, 2014
Current Assets	$477
Current Liabilities	$1,017
Working Capital	$(540)

Cash Flows
		From inception (January 22, 2014) to February 28, 2014
Net Cash Used in Operating Activities		$(1,040)
Net Cash Used by Investing Activities	$	(-)
Net Cash Provided by Financing Activities		$1,517
Net Increase in Cash During the Period		$477

We will require additional funds to fund our budgeted expenses in the future. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock.  Further, we may continue to be unprofitable.  Additionally, there is no assurance that any party will advance additional funds to us in order to enable us to sustain our plan of operations or to repay our liabilities.

As the largest shareholder in VitaCig, Inc. mCig, Inc. will continue to fund the company's development through shareholder loans or equity capital injections.

Liquidity and Capital Resources

Through February 28, 2014, the Company had not carried on any significant operations and had generated no revenue since inception. As of February 28, 2014, we had cash and cash equivalents of $477 and a working capital deficiency of $540.  As of February 28, 2014 our accumulated deficit was $1,040. For the period from inception (January 22, 2014) to February 28, 2014, our net loss was $1,040.

As of February 28, 2014, mCig, Inc. advanced the Company the amount of $1,017 for professional fees, and it was recorded as Account payable.

Since February 28, 2014, we have received a totaly of $80,586 in capital contributions from our majority shareholder , mCig, Inc. The funds have been advanced by mCig, Inc. as an  on-demand debt obligations .

Going Concern

For the period from inception (January 22, 2014) to February 28, 2014, our company has incurred losses of $1,040. Our company intends to fund operations through operational cash flow and equity/debt financing arrangements.  These sources may be insufficient to fund its capital expenditures, working capital and other cash requirements for the future.  In response to these problems, management intends to raise additional funds through public or private placement offerings.  These factors, among others, raise substantial doubt about our company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

PROPERTY

Our business office is located at 800 Bellevue Way NE, Bellevue, WA 98004. We believe that this space will be sufficient for our initial needs, although as funding and significant revenues become available, and the Company’s operations grow, we anticipate finding other office space as needed.

LEGAL PROCEEDINGS

The Company is not involved in any legal proceedings which management believes will have a material effect upon the financial condition of the Company, nor are any such material legal proceedings anticipated.

We are not aware of any contemplated legal or regulatory proceeding by a governmental authority in which we may be involved.

MANAGEMENT

The following table sets forth information concerning our executive officers and directors and their ages at February 28, 2014:

Name	Age	Position
Mark James Linkhorst	39	President, Chief Executive Officer, Secretary, Chief Financial Officer, Director
Dr. Khary Bryan	36	Chief Technology Officer
Paul Rosenberg	44	Director

Biographical Information for Mark Linkhorst

Mr. Linkhorst was formally appointed as President of VitaCig, Inc. on February 24, 2014. He is a graduate of Penn State University's Liberal Art School where he obtained a B.A. in International Politics in 2001. Prior to his enrolment at Penn State, Mark was in active duty in the US Army where he served in a forwardly deployed Cavalry Squadron. From 2001-2003, Mark was an activist with Clean Water Action a 501(4) organization that is involved in environmental activism. From 2004-2007, Mark worked at the Marijuana Policy Project (MPP) in the Las Vegas, Nevada office where he established the signature gather campaign and helped develop the database technology for the door to door canvassing teams. In 2007, Mark enrolled in Amsterdam University's inaugural class and was named Class Valedictorian that year. From 2008-2011, Mark worked in the commercial cannabis industry both as a consultant and employee. In 2008-2011, he joined Berkley Patients Group where he served as QC/QC manager and dispensary manager. Since 2011, Mark has been operating as a consultant within the commercial Cannabis field through Cannabis.Pro, LLC in Vermont. In 2013, Mark testified on the successful decriminalization of marijuana in Vermont and has been active in advising the legislature in the legalization of hemp in the state as well as revising the current medical cannabis laws in the state. Since 2014, Mark has been Chief Operating Officer of mCig, Inc. a technology company involved in the development and commercialization of loose-leaf electronic cigarettes. Mr. Linkhorst works full-time for VitaCig, Inc., and he will continue to serve as the Chief Operating Officer of mCig, Inc.

Biographical Information for Dr. Khary Bryan

Dr. Khary Bryan was appointed as CTO on February 28, 2014. Dr. Bryan is a 2001 graduate of the Philadelphia College of Pharmacy. During the six years of Doctor of Pharmacy training, his personal goal was to learn different methods of disease prevention in addition to the pharmaceutical management of disease. It was during this time he discovered the role of nutraceuticals and functional foods in the prevention and treatment of disease, although his parents exposed him to herbal medicine and a disease prevention lifestyle from an early age. In 2010 Dr. Bryan became aware of the endocannabinoid system and began to attend cannabis industry conferences in order to gain more knowledge.  In 2011 he established a relationship with the cannabinoid analysis company Cannatest and in 2012 began to represent Cannatest in the medical cannabis of New England States.  In this role he educates legal caregivers and patients about the science of the endocannabinoid system, cannabis plant, and High Performance Thin Layer Chromatography cannabinoid analysis method. Dr. Bryan also works as a community pharmacist in Connecticut and is a member of the International Cannabinoid Research Society, Canadian Consortium for the investigation of Cannabinoids and the Society of Cannabis Clinicians. Dr. Bryan is employed under a consulting contract and spends approximately 10 hours per week consulting for VitaCig, Inc.

Biographical Information for Paul Rosenberg

Mr. Rosenberg was appointed as a director of VitaCig, Inc. on January 23, 2014. Paul Rosenberg, aged 44 is the Founder, CEO, and Chairman of mCig, Inc. formerly known as Lifetech Industries since April 2013. For the past 5 years Mr. Rosenberg has been a private investor focusing on the technology space where he has over two decades of experience as a software engineer specializing in complex distributed systems in C++, Delphi, VB, Java, and Oracle DB projects via his consulting company: PR Data Consulting. Since 1997, Mr. Rosenberg has worked as an independent consultant with both private and public enterprises including:  The Federal Deposit Insurance Company (FDIC), The Zennstrom/Friis Group (Kazaa/Skype/Atomico Ventures), and Trust Digital (later sold to Mcafee in 2010), Dell, Inc., Boeing, and Microsoft Inc. as well as several other notable companies.

EXECUTIVE COMPENSATION

Executive Compensation

The Company was formed on January 22, 2014. No officer or director has received any compensation from the Company since the inception of the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

The Company has no stock option, retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

We have no employment agreements with our officers, although we may enter into such agreements following our receipt of additional capital.

The Company does not have a standing compensation committee, audit committee, nomination committee, or committees performing similar functions. We anticipate that we will form such committees of the Board of Directors once we have a full Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In connection with the distribution, the 270,135,000 shares of the Company’s common stock held directly by mCig, Inc., will be distributed pro rata to the shareholders of mCig, Inc., who own mCig common stock as of the record date.

The following table indicates beneficial ownership of VitaCig’s common stock, as of February 28, 2014 by:

•      Each person or entity known by VitaCig to beneficially own more than 5% of the outstanding shares of VitaCig’s common stock;

•      Each executive officer and director of VitaCig; and

•      All executive officers and directors of VitaCig as a group.

•      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Percentage of beneficial ownership is based on 500,135,000 shares of common stock outstanding as of February 28, 2014.

Unless other indicated, the address of each beneficial owner listed below is c/o VitaCig, Inc., 800 Bellevue Way NE, Suite 400, Bellevue, WA 98004.

Shareholder	Shares Prior To Distribution	%	Shares After Distribution	%
mCig, Inc.[1]	500,135,000	100.00	230,000,000	45.99
Mark James Linkhorst[2]	0	0.00	525,000	0.10
Dr. Khary Bryan[2]	0	0.00	75,000	0.01
Paul Rosenberg[1,2]	0	0.00	16,786,424	3.36
All Other Shares	0	0.00	252,748,576	50.54
All Officers and Directors as a Group Total	0	0.00	17,386,424	3.48

1mCig is controlled by Mr. Paul Rosenberg as the holder of more than 50% of the voting rights thereto such that the combined voting power of Mr. Rosenberg in VitaCig, Inc. includes himself and mCig, Inc. As a result Mr. Rosenberg currently controls 100% of the voting rights of VitaCig, Inc. and after distribution he will control 49.35% of VitaCig.2Mark James Linkhorst and Dr. Khary Bryan are officers and directors of the Company; Paul Rosenberg is a director of the Company.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of the Company’s capital stock.

Authorized Capital Stock

The authorized capital stock of the Company consists of 560,000,000 shares of Common Stock, par value $.0001 per share, (the "Common Stock"), of which there are 500,135,000 issued and outstanding. The following summarizes the important provisions of the Company’s capital stock.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

LEGAL MATTERS

William Robinson Eilers, Esq , will render a legal opinion as to the validity of the shares of the common stock to be registered hereby.

EXPERTS

The financial statements of VitaCig, Inc. at February 28, 2014, have been audited by De Joya Griffith, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.izea.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

INDEX TO FINANCIAL STATEMENTS

VITACIG, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

VitaCig, Inc.

We have audited the accompanying balance sheet of VitaCig, Inc. as of February 28, 2014, and the related statement of operations, stockholder’s equity (deficit) and cash flow for the period from inception (January 22, 2014) to February 28, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VitaCig, Inc. as of February 28, 2014 and the result of its operations and its cash flows for the period from inception (January 22, 2014) to February 28, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith, LLC

Henderson, Nevada

April 14, 2014.

                                                                                          VITACIG, INC.

                                                                 (A DEVELOPMENT STAGE COMPANY)

                                                                                      BALANCE SHEET

                                                                                               (Audited)

February 28,
2014
ASSETS
Current assets:
Cash and cash equivalents	$477
Total current assets	477
Total assets	$477
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable-related party	$1,017
Total liabilities	1,017
STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value per share, 560,000,000 shares authorized, 500,135,000 shares issued and outstanding	50,014
Shares issued at spin off, Discount from Par Value	(49,514)
Additional paid in capital	-
Accumulated deficit during development stage	(1,040)
Total stockholder’s deficit	(540)
Total liabilities and stockholder’s deficit	$477

The accompanying notes are an integral part of these financial statements.

                                                                                                     VITACIG, INC.

                                                                             (A DEVELOPMENT STAGE COMPANY)

                                                                                     STATEMENT OF OPERATIONS

                                                                                                        (Audited)

From inception
(January 22, 2014)
to February 28, 2014

Revenue	$-
Total revenue	-
Operating expenses
Professional fees	1,017
General and administrative expenses	23
Total operating expenses	1,040
Net loss	$(1,040)
Basic net loss per share	$(0.00)
Weighted average shares of common stock outstanding - basic	65,807,237

The accompanying notes are an integral part of these financial statements.

                                                                                                                                                               VITACIG, INC.

                                                                                                                                     (A DEVELOPMENT STAGE COMPANY)

                                                                                                                               STATEMENT OF STOCKHOLDER’S DEFICIT

                                                                                                               FROM INCEPTION (JANUARY 22, 2014) TO FEBRUARY 28, 2014

                                                                                                                                                                   (Audited)

	Common Shares		Discount from Par Value - Shares Issued at Spin Off	Additional Paid-in Capital	Stock Payable	Deficit Accumulated During Development Stage	Total Stockholders' Deficit
	Outstanding	Amount
Inception, January 22, 2010	-	$-	$-	$-	$-	$-	$-

Common stock issued, $0.0001 par value, as on February 24, 2014	500,135,000	50,014	(49,514)	-	-	-	500

Net loss for the year ended February 28, 2014						(1,040)	(1,040)
Balance, February 28, 2014	500,135,000	$50,014	$(49,514)	$-	$-	$(1,040)	$(540)

The accompanying notes are an integral part of these financial statements.

                                                                                                            VITACIG, INC.

                                                                                    (A DEVELOPMENT STAGE COMPANY)

                                                                                           STATEMENT OF CASH FLOWS

                                                                                                                (Audited)

From inception
(January 22, 2014)
to February 28, 2014
Cash flows from operating activities
Net loss	$(1,040)
Changes in operation assets and liabilities:

Net cash used in operating activities	(1,040)
Cash flows from financing activities
Accounts payable-related party	1,017
Issuance of common stock for cash	500
Net cash flows provided by financing activities:	1,517
Net increase in cash	477
Cash- beginning of period	-
Cash- end of period	$477

SUPPLEMENTAL INFORMATION:
Interest paid	$-
Income taxes paid	$-

NON CASH SUPPLEMENTAL INFORMATION:
Shares issued in spin off, Discount from Par Value	$49,514

The accompanying notes are an integral part of these financial statements.

VITACIG, INC.

(A Development Stage Company)

Notes to Financial Statements

From inception (January 22, 2014) to February 28, 2014

(Audited)

1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

VitaCig, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on January 22, 2014. VitaCig is a technology company that is engaged in the manufacturing and retailing of nicotine-free Electronic Cigarettes (“eCigs”) that are pre-packaged with vitamins, nutrients, and generic pharmaceuticals.

VitaCig, Inc. was originally formed as a wholly-owned subsidiary of mCig, Inc. On February 24, 2014 the company entered into a Contribution Agreement with mCig, Inc. In accordance with this agreement VitaCig, Inc accepted the contribution by mCig, Inc. of specific assets consisting solely of pending trademarks for the term “VitaCig” filed with the USPTO on January 18, 2014, and $500 in cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of certain assets consisting of intellectual property and cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of VitaCig, Inc.

The Company has not commenced significant operations and, in accordance with Accounting Standards Codification ("ASC") Topic 915 "Development Stage Entities", is considered a development stage company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s accounting policies used in the preparation of the accompanying financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP") and have been consistently applied.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include: revenue recognition; sales returns and other allowances; allowance for doubtful accounts; valuation of inventory; valuation and recoverability of long-lived assets; property and equipment; contingencies; and income taxes.

On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Revenue Recognition

Our revenue recognition policy is in accordance with generally accepted accounting principles, which requires the recognition of sales when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determined and the collectability of revenue is reasonably assured.

VitaCig, Inc. recognizes revenue for sales online either direct to consumer or through our Wholesaler, Distributor, Reseller (WDR) program. For online sales, revenue is recognized by the Company at the time of order fulfillment. As payments are collected at the time of sale, the point of shipping revenue recognition method allows for minimum lag time between the sale of the product and the recognition of the revenue for Vitacig .

VITACIG, INC.

(A Development Stage Company)

Notes to Financial Statements

(Audited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Cost of Goods Sold

The Company recognizes the direct cost of purchasing product for sale, including freight-in and packaging, as cost of goods sold in the accompanying income statement.

Cash and cash equivalents

The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date. Cash equivalents consist principally of investments in interest-bearing demand deposit accounts and liquidity funds with financial institutions and are stated at cost, which approximates fair value. For cash management purposes the company concentrates its cash holdings in an account at Bank of America.

Inventory

Inventory consists of finished product, VitaCig electronic vaporizing cigarettes valued at the lower of cost or market valuation under the first-in, first-out method of costing.

Accounts Receivable

Accounts receivable, primarily from retail customers, are reported at the amount invoiced. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. The Company expects these receivables to be fully collectible and therefore has not estimated an allowance for doubtful accounts for the period.

Foreign currency translation

The Company’s functional currency and its reporting currency is the United States Dollar.

Intangible assets

The Company’s intangible assets consist primarily of trademark. A trademark is an intangible asset legally preventing others from using a business's logo, name, or other branding. The company capitalizes filing fees related to the trademark registration. (see Note 5 – Trademarks and Patents).

Financial instruments

Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items. The Company does not hold any investments that are available-for-sale.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

VITACIG, INC.

(A Development Stage Company)

Notes to Financial Statements

(Audited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Income taxes

Income taxes are accounted for under the assets and liability method.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Basic and diluted net loss per share

The Company follows ASC Topic 260 to account for earnings per share.  Basic earnings per share (“EPS”) calculations are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.  During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

There is no potential dilutive security as of February 28, 2014.

Recent accounting pronouncements

The Company evaluated all recent accounting pronouncements issued and determined that the adoption of these pronouncements would not have a material effect on the financial position, results of operations, or cash flows of the Company.

3. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. The Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer non-cash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

4. RELATED PARTY TRANSACTIONS

As of February 28, 2014, mCig, Inc. advanced the Company the amount of $1,017 for professional fees. It was recorded as Accounts Payable.

VITACIG, INC.

(A Development Stage Company)

Notes to Financial Statements

(Audited)

5. STOCKHOLDER’S EQUITY

Common Stock

The authorized capital stock of the Company consists of 560,000,000 shares of Common Stock, par value $.0001 per share.

On February 24, 2014, the company entered into a Contribution Agreement with mCig, Inc. In accordance with this agreement, VitaCig, Inc. accepted the contribution by mCig, Inc. of specific assets consisting solely of pending trademarks for the term “VitaCig” filed with the USPTO on January 18, 2014, and $500 in cash as contribution in exchange for 500,135,000 shares of common capital stock representing 100% of the shares outstanding of  VitaCig, Inc.

6. STOCK OPTION AND WARRANT ACTIVITY

As of February 28, 2014, there were no warrants or options issued or outstanding to acquire any additional shares of common stock.

7. INCOME TAXES

From the Company’s inception (January 22, 2014) through the period ended February 28, 2014, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.  As of February 28, 2014, the Company had approximately $1,040 of federal and state operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2031.

The components of the Company’s deferred tax asset are as follows:

February 28, 2014
Deferred tax assets:
Net operating loss carry forwards	364
Valuation allowance	(364)
Total deferred tax assets	$ -

The valuation allowance for deferred tax assets as of February 28, 2014 was $364. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of February 28, 2014, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at February 28:

2014

Federal statutory tax rate	(35.0)%
Permanent difference and other	35.0%

                                                                                                                                                                                                      VITACIG, INC.

                                                                                                                                                                                     (A Development Stage Company)

                                                                                                                                                                                        Notes to Financial Statements

                                                                                                                                                                                                         (Audited)

8. TRADEMARKS AND PATENTS

On January 18, 2014, mCig, Inc. has applied for trademark name registration, “VitaCig”, with the United States Patent and Trademark Office.  TEAS plus application's serial number: 86169368. As at February 28, 2014, the application is pending for approval.

9. COMMITMENT AND CONTIGENCY

There was no commitment or contingency to disclose during the period from inception (January 22, 2014) to February 28, 2014.

10. SUBSEQUENT EVENTS

As of the date of this filing, there are no subsequent events to report.

VITACIG, INC.

270,135,000 shares of

Common stock

______________________________

PROSPECTUS

____________________________________

Ju ly 9 , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$344.93
Accounting fees and expenses	$3,000
Total	$3,347.93

Item14. Indemnification of Directors and Officers.

Under the Nevada General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our amended and restated articles of incorporation provide that, pursuant to Nevada law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the articles of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws, as amended, provide for the indemnification of our directors and officers to the fullest extent permitted by the Nevada General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

None.

ITEM 16. Exhibits and Financial Statements.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws of the Registrant*
5.1	Opinion of Counsel as to the Legality of the Shares Being Spun Off and Consent**
10.1	Contribution Agreement as of February 24, 2014 be and among the Registrant and mCig, Inc.*
23.1	Consent of Counsel ( included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm**

*Incorporated by reference to the Registrants filing of the Form S-1 on April 21, 2014.

**Filed herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               i.   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

               iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

               iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on Ju ly 9 , 2014.

VITACIG INC.

By:	/s/ Mark J. Linkhorst
Mark J. Linkhorst
President, Chief Executive Officer, Chief Financial Officer (Principal Accounting Officer), Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. Linkhorst Mark J. Linkhorst	President, Chief Executive Officer, Secretary and Director	July 9 , 2014
/s/ Mark J. Linkhorst Mark J. Linkhorst	Chief Financial Officer (Principal Accounting Officer)	July 9 , 2014
/s/ Khary Bryan Khary Bryan	Chief Technology Officer and Director	July 9 , 2014

/s/ Paul Rosenberg Paul Rosenberg	Director	July 9 , 2014

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